Exhibit 99.1

RE: NN, Inc.

6210 Ardrey Kell Road

Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

August 6, 2020

NN, INC. REPORTS SECOND QUARTER 2020 RESULTS

Free cash flow improved by $9.1 million compared to prior year

Amended debt agreement enhances financial flexibility

Charlotte, N.C., August 6, 2020 – NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the second quarter ended June 30, 2020.

GAAP Results

Net sales for the second quarter of 2020 decreased $71.2 million, or 32.1%, to $150.4 million, compared to $221.7 million for the second quarter of 2019, driven by a decline in organic volume of $69.9 million, as a result of lower demand due to the COVID-19 pandemic within the orthopaedic, global automotive, electrical products, and oil and gas end markets, along with unfavorable foreign exchange effects of $1.3 million.

On a GAAP basis, loss from operations for the second quarter of 2020 was $8.2 million, compared to income from operations of $7.5 million for the same period in 2019. In the second quarter of 2020, the loss from operations was primarily driven by the above-referenced sales volume decline, which was partially offset by cost reduction initiatives that resulted in lower personnel and travel costs.

Net loss on a GAAP basis for the second quarter of 2020 was $21.7 million, compared to net loss on a GAAP basis of $7.3 million in the second quarter of 2019.

On a GAAP basis, income from operations for second quarter 2020 in the Life Sciences segment was $4.3 million, compared to income from operations of $9.3 million for the same period in 2019.

On a GAAP basis, loss from operations for second quarter 2020 in the Mobile Solutions segment was $4.6 million, compared to income from operations of $3.5 million for the same period in 2019.

On a GAAP basis, income from operations for second quarter 2020 in the Power Solutions segment was $1.5 million, compared to income from operations of $5.7 million for the same period in 2019.

Adjusted Results

Adjusted income from operations for the second quarter of 2020 was $8.0 million, compared to $27.3 million for the same period in 2019. Adjusted EBITDA for the second quarter of 2020 was $22.9 million, or 15.3% of sales, versus $39.3 million, or 17.7% of sales, for the same period in 2019. Adjusted net loss was $4.8 million, or $0.11 per diluted share, compared to adjusted net income of $10.0 million, or $0.24 per diluted share, for the same period in 2019. Free cash flow improved significantly by $9.1 million and net debt decreased by $94.3 million when compared to the same period in 2019.

Warren Veltman, President and Chief Executive Officer, said, “As expected, our second quarter was significantly impacted across the globe due to the COVID-19 pandemic. In light of these unprecedented challenges, we ramped up cost savings measures that were initially implemented in the fall to best align our cost structure to the current environment and preserve cash. These initiatives along with reductions in working capital have resulted in increased cash flow of $9.1 million year over year and positive cash flow year to date. We also recently amended our credit facility and obtained covenant relief for the second and third quarter, which provides us with near-term enhanced financial flexibility to manage through the impact of the pandemic through the end of the year. As we move into the second half of the year, we will continue to be disciplined in managing our working capital and look for additional ways to save costs and improve our liquidity.”

Mr. Veltman continued: “I am proud of our team for their outstanding efforts in the face of enormous challenges. Our top priorities for the second quarter were to keep our employees safe and satisfy all our customer requirements, and we accomplished this through implementing increased cleaning and safety practices in our facilities. The health and safety of our employees will continue to be our priority as we navigate the COVID-19 pandemic in the second half of the year.”

Life Sciences

Net sales for the second quarter of 2020 were $72.4 million, compared to $91.3 million in the second quarter of 2019, a decrease of 20.7% or $18.9 million. Adjusted income from operations for the second quarter of 2020 was $13.9 million, compared to $20.4 million in the second quarter of 2019. Lost variable margin on lower sales and higher depreciation expense attributable to the capital investments made during 2019 to support expected business growth contributed to the decrease in adjusted income from operations. These unfavorable impacts were partially offset by savings from continuous improvement initiatives and overall reductions in manufacturing and SG&A costs resulting from significant cost savings initiatives implemented to respond to the unfavorable impacts of the COVID-19 pandemic.

Mobile Solutions

Net sales for the second quarter of 2020 were $41.0 million, compared to $79.4 million in the second quarter of 2019, a decrease of 48.3% or $38.4 million. Adjusted loss from operations for the second quarter of 2020 was $3.4 million, compared to $5.6 million of adjusted operating income in the second quarter of 2019. The reduction in adjusted operating income was due to lost variable margin on the sales volume decline, which was partially offset by fixed cost reduction actions taken in response to the decline in sales volume.

Power Solutions

Net sales for the second quarter of 2020 were $37.5 million, compared to $51.4 million in the second quarter of 2019, a decrease of $13.9 million or 27.0%. Adjusted income from operations for the quarter was $4.7 million, compared to $10.1 million in the second quarter of 2019. The reduction in adjusted operating income was due to lost variable margin on the sales volume decline, which was partially offset by fixed cost reduction actions taken in response to the decline in sales volume.

Conference Call

NN will discuss its results during its quarterly investor conference call on August 7, 2020 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-888-220-8474 or 1-323-794-2591 Conference ID: 7729601. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt. Each of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share and free cash flow provides supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign exchange impacts on inter-company loans, amortization of intangibles and deferred financing costs, and other non-operating impacts on our business. Net debt is defined as debt and finance leases less cash.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow to the U.S. GAAP financial measures of income from operations, net income (loss), net income (loss) per diluted share and net cash provided by (used in) operating activities.

About NN, Inc.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 48 facilities in North America, Europe, South America, and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations and liquidity, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and when filed, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$150,420	$221,666	$350,165	$434,922
Cost of sales (exclusive of depreciation and amortization shown separately below)	115,389	164,099	267,630	326,286
Selling, general and administrative expense	20,991	26,743	45,815	54,868
Depreciation and amortization	23,201	22,924	46,385	46,349
Restructuring and integration expense, net	—	—	—	(12)
Goodwill impairment	—	—	239,699	—
Other operating (income) expense, net	(955)	388	4,174	236

Income (loss) from operations	(8,206)	7,512	(253,538)	7,195
Interest expense	18,696	13,958	35,773	27,759
Loss on extinguishment of debt and write-off of debt issuance costs	—	—	—	2,699
Other (income) expense, net	(881)	57	239	786

Loss before benefit (provision) for income taxes and share of net income (loss) from joint venture	(26,021)	(6,503)	(289,550)	(24,049)
Benefit (provision) for income taxes	3,346	(577)	18,955	(2,818)
Share of net income (loss) from joint venture	927	(203)	656	66

Net loss	$(21,748)	$(7,283)	$(269,939)	$(26,801)

Other comprehensive gain (loss):
Foreign currency translation gain (loss)	994	(1,497)	(13,348)	(176)
Interest rate swap:
Change in fair value of interest rate swap, net of tax	(1,255)	(6,962)	(12,464)	(10,818)
Less: reclassification adjustment for losses included in net loss, net of tax	2,638	—	3,690	—

Other comprehensive income (loss)	$2,377	$(8,459)	$(22,122)	$(10,994)

Comprehensive loss	$(19,371)	$(15,742)	$(292,061)	$(37,795)

Basic net loss per common share:
Net loss per common share	$(0.59)	$(0.17)	$(6.55)	$(0.64)

Weighted average common shares outstanding	42,197	42,028	42,154	42,000

Diluted net loss per common share:
Net loss per common share	$(0.59)	$(0.17)	$(6.55)	$(0.64)

Weighted average common shares outstanding	42,197	42,028	42,154	42,000

NN, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$82,695	$31,703
Accounts receivable, net	105,661	131,558
Inventories	121,031	118,722
Income tax receivable	17,458	5,973
Other current assets	15,477	15,024

Total current assets	342,322	302,980
Property, plant and equipment, net	344,073	374,513
Operating lease right-of-use assets	77,121	65,496
Goodwill	196,467	439,095
Intangible assets, net	306,577	329,260
Investment in joint venture	22,104	21,755
Other non-current assets	7,350	8,885

Total assets	$1,296,014	$1,541,984

Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,751	$57,340
Accrued salaries, wages and benefits	33,335	30,428
Income tax payable	867	1,028
Current maturities of long-term debt	20,567	19,160
Current portion of operating lease liabilities	7,068	6,652
Other current liabilities	32,266	24,873

Total current liabilities	137,854	139,481
Deferred tax liabilities	73,691	85,799
Non-current income tax payable	—	1,272
Long-term debt, net of current portion	816,956	757,440
Operating lease liabilities, net of current portion	79,712	66,980
Other non-current liabilities	31,195	44,723

Total liabilities	1,139,408	1,095,695
Commitments and contingencies
Series B convertible preferred stock - $0.01 par value per share, 100 shares authorized, 100 shares issued and outstanding at December 31, 2019, and June 30, 2020	98,707	93,012
Stockholders’ equity:
Common stock - $0.01 par value per share, 90,000 shares authorized, 42,313 and 42,747 shares issued and outstanding at December 31, 2019, and June 30, 2020, respectively	427	423
Additional paid-in capital	498,294	501,615
Warrants	1,076	1,076
Accumulated deficit	(375,222)	(105,283)
Accumulated other comprehensive loss	(66,676)	(44,554)

Total stockholders’ equity	57,899	353,277

Total liabilities, preferred stock, and stockholders’ equity	$1,296,014	$1,541,984

NN, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash flows from operating activities
Net loss	$(269,939)	$(26,801)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,385	46,349
Amortization of debt issuance costs	3,348	2,354
Goodwill impairment	239,699	—
Loss on extinguishment of debt and write-off of debt issuance costs	—	2,699
Share of net income from joint venture, net of cash dividends received	(656)	(66)
Compensation expense from issuance of share-based awards	2,707	1,979
Deferred income taxes	(8,889)	(8,093)
Other	(2,207)	540
Changes in operating assets and liabilities:
Accounts receivable	23,485	(17,723)
Inventories	(4,327)	(4,839)
Accounts payable	(12,391)	(1,405)
Income taxes receivable and payable, net	(12,897)	1,646
Other	11,544	7,727

Net cash provided by operating activities	15,862	4,367
Cash flows from investing activities
Acquisition of property, plant and equipment	(15,624)	(28,994)
Proceeds from liquidation of short-term investment	—	8,000
Proceeds from sale of property, plant, and equipment	3,112	1,949
Other	—	(726)

Net cash used in investing activities	(12,512)	(19,771)
Cash flows from financing activities
Cash paid for debt issuance or prepayment costs	(286)	(967)
Dividends paid	—	(5,913)
Proceeds from long-term debt	64,716	46,630
Repayment of long-term debt	(9,078)	(12,055)
Proceeds from (repayments of) short-term debt, net	(411)	(6,218)
Other	(1,523)	(1,759)

Net cash provided by financing activities	53,418	19,718
Effect of exchange rate changes on cash flows	(5,776)	(225)
Net change in cash and cash equivalents	50,992	4,089
Cash and cash equivalents at beginning of period	31,703	17,988

Cash and cash equivalents at end of period	$82,695	$22,077

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	Three Months Ended
$000s	June 30,
NN, Inc. Consolidated	2020	2019
GAAP income from operations	$(8,206)	$7,512
Acquisition and transition expense*	4,843	7,546
Amortization of intangibles	11,341	11,811
Impairments (Goodwill and fixed assets)	—	400

Non-GAAP adjusted income from operations (a)	$7,977	$27,268

Non-GAAP adjusted operating margin (1)	5.3%	12.3%
GAAP net sales	$150,420	$221,666

	Three Months Ended
$000s	June 30,
Mobile Solutions	2020	2019
GAAP income from operations	$(4,592)	$3,506
Acquisition and transition expense	344	1,240
Amortization of intangibles	838	886
Impairments (Goodwill and fixed assets)	—	—

Non-GAAP adjusted income from operations (a)	$(3,410)	$5,632

Share of net income from joint venture	926	(203)

Non-GAAP adjusted income from operations with JV	(2,483)	5,429

Non-GAAP adjusted operating margin (1)	-6.1%	6.8%
GAAP net sales	$41,037	$79,444

	Three Months Ended
$000s	June 30,
Elimination	2020	2019
GAAP net sales	$(507)	$(503)

	Three Months Ended
$000s	June 30,
Power Solutions	2020	2019
GAAP income from operations	$1,454	$5,682
Acquisition and transition expense	507	1,640
Amortization of intangibles	2,748	2,749
Impairments (Goodwill and fixed assets)	—	—

Non-GAAP adjusted income from operations (a)	$4,709	$10,071

Non-GAAP adjusted operating margin (1)	12.6%	19.6%
GAAP net sales	$37,491	$51,393

	Three Months Ended
$000s	June 30,
Life Sciences	2020	2019
GAAP income from operations	$4,333	$9,305
Acquisition and transition expense	1,823	2,937
Amortization of intangibles	7,754	8,176
Impairments (Goodwill and fixed assets)	—	—

Non-GAAP adjusted income from operations (a)	$13,910	$20,418

Non-GAAP adjusted operating margin (1)	19.2%	22.4%
GAAP net sales	$72,399	$91,332

(1)	Non-GAAP adjusted operating margin = Non-GAAP adjusted income from operations/ GAAP net sales
*	2020 Includes Capacity & Capabilities Dev—$0.7 / Prof Fees—$2.0 / Integration & Transformation—$3.0 / Acq Transaction Costs—$0.0 / Asset Write-Downs/Inventory Step-Up—($0.9)
*	2019 Includes Capacity & Capabilities Dev—$2.4 / Prof Fees—$0.1 / Integration & Transformation—$5.0 / Acq Transaction Costs—$0.0 / Asset Write-Downs/Inventory Step-Up—$0.0

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Three Months Ended
	June 30,
$000s	2020	2019
GAAP net income (loss)	$(21,748)	$(7,283)
Provision (benefit) for income taxes	(3,346)	577
Interest expense	18,696	13,958
Change in fair value of preferred stock tax withholding	(31)	—
Depreciation and amortization	23,201	22,924
Acquisition and transition expense	4,843	7,364
Non-cash stock compensation	1,412	1,106
Non-cash foreign exchange (gain) loss on inter-company loans	(79)	(454)
Costs related to divested businesses	—	700
Impairments (Goodwill, JV and fixed assets)	—	400

Non-GAAP adjusted EBITDA (b)	$22,947	$39,292

Non-GAAP adjusted EBITDA margin (2)	15.3%	17.7%
GAAP net sales	$150,420	$221,666

(2)	Non-GAAP adjusted EBITDA margin = Non-GAAP adjusted EBITDA / GAAP net sales

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended
	June 30,
$000s	2020	2019
GAAP net income (loss)	$(21,748)	$(7,283)
Pre-tax acquisition and transition expense	4,843	7,546
Pre-tax foreign exchange (gain) loss on inter-company loans	(79)	(454)
Pre-tax change in fair value of preferred stock tax withholding	(31)	—
Pre-tax amortization of intangibles and deferred financing costs	13,039	12,973
Pre-tax impairments of fixed asset costs	—	400
Pre-tax costs related to divested businesses	—	700
Tax effect of adjustments reflected above (c)	(3,732)	(3,839)
Non-GAAP discrete tax adjustments	2,864	—

Non-GAAP adjusted net income (loss) (d)	$(4,845)	$10,043

	Three Months Ended
	June 30,
Amounts per share, diluted	2020	2019
GAAP net income (loss) per diluted share	$(0.59)	$(0.17)
Pre-tax acquisition and transition expense	0.11	0.18
Pre-tax foreign exchange (gain) loss on inter-company loans	(0.00)	(0.01)
Pre-tax change in fair value of preferred stock tax withholding	(0.00)	—
Pre-tax amortization of intangibles and deferred financing costs	0.31	0.31
Pre-tax impairments of fixed asset costs	—	0.01
Pre-tax costs related to divested businesses	—	0.02
Tax effect of adjustments reflected above (c)	(0.09)	(0.09)
Non-GAAP discrete tax adjustments	0.07	—
Preferred stock cumulative dividends and deemed dividends	0.07	—

Non-GAAP adjusted net income (loss) per diluted share (d)	$(0.11)	$0.24

Weighted average shares outstanding, diluted	42,197	42,028

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	June 30,
$000s	2020	2019
Net cash provided (used) by operating activities	$5,638	$7,079
Acquisition of property, plant and equipment	(4,364)	(14,921)

Free Cash Flow	$1,274	$(7,842)

Reconciliation of Net Debt

	June 30,	June 30,
$000s	2020	2019
Short term debt & finance lease liability	$24,178	$27,446
Long term debt and finance lease liability (ex- issuance costs)	826,368	856,753

Funded debt	850,546	884,199
Cash and cash equivalents	82,695	22,077

Net debt	$767,851	$862,122

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past five years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income per diluted share, free cash flow and net debt provides useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, non-cash impairment charges, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) Non-GAAP adjusted EBITDA represents GAAP net income (loss), adjusted to include income taxes, interest expense, Interest rate swaps and write-offs, depreciation and amortization, charges related to acquisition and transition costs, non-cash stock compensation expense, foreign exchange gain (loss) on inter-company loans, restructuring and integration expense, income from discontinued operations, and non-cash impairment charges, to the extent applicable. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.

(c) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the respective table. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying the applicable statutory rates by tax jurisdiction unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(d) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, estimated interest expense on cash held from divestiture, non-cash impairment charges, the impact of enactment of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.